Exhibit 10.4(b)

SECOND AMENDMENT TO THE

WELLPOINT, INC. EXECUTIVE AGREEMENT PLAN

(AS LAST AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

Pursuant to rights reserved under Section 7.3 of the WellPoint, Inc. Executive Agreement Plan (as last amended and restated effective January 1, 2009) (the “Plan”), WellPoint, Inc. hereby amends the Plan, effective as of March 1, 2011, except as noted below, as follows:

1. Section 2.1 is amended, in its entirety, to read as follows:

2.1 Participation. Each Executive shall become a Participant (“Participant”) upon mutual execution by the eligible Executive and the Company of an agreement (an “Employment Agreement”) substantially in the form of that attached as Exhibit A. Each such executed Employment Agreement shall form part of this Plan and is incorporated into this Plan by this reference. As soon as practicable after the date that the individual becomes an Executive, the Committee shall deliver a copy of the Plan to the Executive, advise the Executive of his or her eligibility, and offer him or her for a period of forty-five (45) days the opportunity to enter into an Employment Agreement substantially in the form of that attached as Exhibit A. If an Executive does not enter into an Employment Agreement within forty-five (45) days of such advice the Executive shall have no further opportunity to become a Participant in the Plan unless either the Chief Executive Officer or the Chief Human Resources Officer of the Company in his or her sole discretion affords the Executive a new or extended opportunity to become a Participant in the Plan.

2. Section 3.6(f) is amended, in its entirety, to read as follows:

3.6(f) Non-Disparagement. The Participant agrees that he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers. Further, the Participant will not at any time make any verbal or written statement to any media outlet regarding the Company.

3. Subsection (b) of 4.6 (“Gross-Up for Taxes”) is eliminated, and Section 4.6 shall read, in its entirety, as follows:

4.6 Gross-up for Certain Taxes. If it is determined that any benefit received or deemed received by the Participant from the Company pursuant to this Plan or otherwise (collectively, “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, but not including any tax payable under Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the Participant shall receive in respect of such Payments whichever of (i) or (ii) below would result in the

Participant retaining, after application of all applicable income, Excise, and other taxes (“All Applicable Taxes”), the greater after-tax amount (the “After-Tax Benefit”); where:

(i) is the Payments; and

(ii) is a reduced amount of Payments sufficient to avoid the imposition of Excise Taxes.

4. Section 5.1 is amended, in its entirety, to add the following sentence to the end thereof, and shall read as follows:

5.1 Good Reason and Competition Determinations. Any Participant believing he or she has a right to resign for Good Reason may apply to the Committee for written confirmation that an event constituting Good Reason has occurred with respect to such Participant. The Committee shall confirm or deny in writing that Good Reason exists within 21 days following receipt of any such application. Any Participant may apply to the Committee for written confirmation that specified activities proposed to be undertaken by the Participant will not violate Section 3.6 of the Plan. The Committee shall confirm or deny in writing that specified activities proposed to be undertaken by the Participant will not violate Section 3.6 of the Plan within 21 days of receipt of any such application unless the Committee determines that it has insufficient facts on which to make that determination, in which event the Committee shall advise the Participant of information necessary for the Committee to make such determination. Any confirmation of Good Reason by the Committee shall be binding on the Company. Any confirmation that specified activities to be undertaken by the Participant will not violate Section 3.6 of the Plan shall be binding on the Company provided that all material facts have been disclosed to the Committee and there is no change in the material facts. For purposes of this Section 5.1, reference to the Committee includes reference to the Committee’s delegate.

5. Section 8.1.3 is amended, in its entirety, by adding a new clause (viii), to reads as follows:

8.1.3 “Cause”, unless otherwise defined for purposes of termination of employment in a written employment agreement between the Company and the Participant, shall mean any act or failure to act on the part of the Participant which constitutes:

(i) fraud, embezzlement, theft or dishonesty against the Company;

(ii) material violation of law in connection with or in the course of the Participant’s duties or employment with the Company,

(iii) commission of any felony or crime involving moral turpitude;

(iv) any violation of Section 3.6 of the Plan;

(v) any other material breach of the Employment Agreement;

(vi) material breach of any written employment policy of the Company;

(vii) conduct which tends to bring the Company into substantial public disgrace or disrepute; or

(viii) a material violation of the Company’s Standards of Ethical Business Conduct.

provided, however, that with respect to a termination of employment during an Imminent Change in Control Period or within the thirty-six (36) month period after a Change in Control, clauses (vi) and (viii) shall apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (iv), (v), (vi), and (vii) shall apply only if such violation, breach or conduct is willful.

6. Exhibit C is amended by replacing the reference to “WellPoint 2006 Incentive Compensation Plan” with “WellPoint Incentive Compensation Plan” to reflect the plan’s current name. The foregoing change is effective May 20, 2009, the date the WellPoint Incentive Compensation Plan, as currently amended, restated and renamed became effective.

*        *        *

IN WITNESS WHEREOF, the following authorized officer has executed this Second Amendment to evidence its adoption by WellPoint, Inc. this 1st day of March, 2011.

WELLPOINT, INC.

By:	/s/ Angela F. Braly
Angela F. Braly
Chair, President & CEO